UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2017

Milost International Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-217030	82-0934660
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

48 Wall Street, Level 11, NY, NY	10005
(address of principal executive offices)	(zip code)

401-641-0405
(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

On October 20, 2017, Dr. Chin Yew Seah was appointed as a member of our board of directors.

On October 20, 2017, Mr. Solly Asibey was appointed as a member of our board of directors.

Dr. Chin Yew Seah, Age 37- Member of our Board of Directors.

Background of Dr. Chin Yew Seah

On September 1, 2017, Dr. Chin Yew Seah, was appointed as a Senior Partner & President of Asia Operations at Milost Global Inc. , a private equity firm located in NYC. He is in charge of Milost Global Inc.’s Asian Operations from Milost Hong Kong and Singapore offices. He is also a member of the executive and investing committee.

Dr. Seah has over twenty years in private equity and investment banking experiences in Asia, having worked in Tokyo, New York, Singapore, Sydney, Seoul and Hong Kong. He was formerly the CEO of Hermes Capital Limited (2006-2016), an Asian focus investment banking and private equity firm located at 3/F Oriental Crystal Commercial Building, 46 Lyndhurst Terrace, Central, Hong Kong.

Dr. Seah was also formerly the President and CEO of Stockmartnet holdings limited a Hong Kong based publicly listed securities house. He was also formerly the CEO of Japan Asia Limited a public listed entity with operations in Japan, China and South East Asia dealing in securities and investment.

Dr. Seah was the deputy head of capital markets for Asia at a Multi-national German investment bank. He also held senior positions in several public listed and unlisted entities in Information Technology, Property, Construction, Manufacturing and infrastructure firms in Asia. Having over twenty years of experiences in investment banking and private equity investment from early incubator stage investment to late stage pre IPO type transaction. He holds a PHD, 2 master's degrees and a Bachelor of commerce (Accountancy and Finance). He is also fluent in several foreign languages and has sourced deals out of Asia.

Mr. Solly Asibey, Age 46- Member of our Board of Directors.

Background of Mr. Solly Asibey

On September 1, 2017, Solly Asibey was appointed as Senior Partner & President of Africa Operations at Milost Global Inc. He also serves as Senior Partner of Palewater Advisory Group. Mr. Asibey was the Founder & Chairman of MB Africa Investments (Pty) Ltd. located in Johnannesburg, South Africa from 2009 to August 2017 which is a boutique firm that specializes in African business development, project origination, project management, infrastructure development, fund raising and foreign direct investments into Africa.

Mr. Asibey has over 21 years working experience in the ICT, Financial Services, Infrastructure Development, Mining, Energy, Oil & Gas realm in Africa and abroad. Of the 21 years, approximately 16 years were in senior management and directorship positions of several major companies. He spent consolidated months working on various initiatives in the United States of America, Europe, South Africa, as well as various other African Countries. Solly has spearheaded fundraising initiatives, as well as the structuring and implementation of mega projects across various industries within various African countries, and the globe at large.

From 2007-2009, Mr. Asibey was Managing Partner & Group Sales/Business Development Director at Thuthukani Holdings, and was the Executive Director responsible for the strategic and operational leadership of Thuthukani’ sales, marketing and service professionals in South Africa and the African continent. Thuthukani Holdings had ownership of Thuthukani Technology Solutions, Atio Corporation, Tasima, Romix and Thuthukani Investment Consortium that owns 25.1% of Fujitsu in Africa.

From 2005-2006, Mr. Asibey was the Group Chief Operations Officer of TSS World ( an American company with a subsidiary in Africa), as well as a Managing Partner at Centennial Consolidated Africa Investments (CCAI) which owned 41% of Bromide Group (Bromide Group was bought by EOH), 75% of VRG and 51% of Optica. He was the Executive Director responsible in overseeing CCAI Operations, as well as sales and business development ventures in the Financial Services, Oil & Gas, Mining, Telecommunications, Transportation, Supply Chain and Logistics.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments at Milost International Inc.

Item 9.01. Financial Statements and Exhibits.

None.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Milost International Inc.

Dated: October 20, 2017	/s/ Mandla J. Gwadiso
Mandla J. Gwadiso
Chief Executive Officer